CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of Securities	Amount	Offering Price	Proposed Maximum	Amount of
To Be Registered	To Be Registered	Per Unit	Offering Price	Registration Fee
Common Stock, par value $0.01 per share(1)	18,700,327	$22.915(2)	$428,517,993.21	$16,840.76(3)

(1)	Each share of common stock includes a Right to purchase one share of common stock. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the common stock.

(2)	Estimated pursuant to Rule 457(c) of the Securities Act of 1933, based on the market value of the Common Stock being registered, as established by the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on February 28, 2008, which was $22.915.

(3)	Calculated in accordance with Rule 457(r).
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-149439
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 28, 2008)
18,700,327 Shares
Dean Foods Company
Common Stock

We are offering 18,700,327 shares of our common stock.
Our common stock is listed on the New York Stock Exchange under the symbol “DF.” The last reported sale price of our common stock on the New York Stock Exchange on February 28, 2008 was $22.99 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement.
Lehman Brothers has agreed to purchase the shares of common stock from us as a price of $21.39 per share, subject to the terms and conditions set forth in an underwriting agreement between Lehman Brothers and us. Lehman Brothers proposes to offer the shares for sale from time to time in the over-the-counter market or in one or more negotiated transactions at market prices or at negotiated prices.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
Lehman Brothers expects to deliver the common stock on or about March 5, 2008.

Lehman Brothers
February 29, 2008

Prospectus Supplement
Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT
          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering.
          If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.
          Unless otherwise mentioned or unless the context requires otherwise, when used in this prospectus supplement or the accompanying prospectus, the terms “Dean Foods,” “we,” “us” and “our” refer to Dean Foods Company and its consolidated subsidiaries.
          You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus filed with the SEC. We have not, and the underwriter has not, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.
          We are offering to sell, and seeking offers to buy, these shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of shares of our common stock.
          You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the shares of common stock. We are not making any representation to you regarding the legality of an investment in the common stock by you under applicable investment or similar laws.
          You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

ii

SUMMARY
          You should carefully read the entire prospectus supplement, the accompanying prospectus and the other documents incorporated by reference herein to understand fully the terms of our common stock, as well as the tax and other considerations that are important in making your investment decision.
DEAN FOODS COMPANY
          We are one of the leading food and beverage companies in the United States. Our Dairy Group segment is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide-array of private labels. Our WhiteWave segment markets and sells a variety of nationally branded dairy and dairy-related products.
          Dairy Group — Our Dairy Group segment is our largest segment, with approximately 88% of our consolidated net sales in 2007. Our Dairy Group manufactures, markets and distributes a wide variety of branded and private label dairy case products, including milk, creamers, ice cream, cultured dairy products and juices to retailers, distributors, foodservice outlets, educational institutions and governmental entities across the United States. Due to the perishable nature of its products, our Dairy Group delivers the majority of its products directly to its customers’ stores in refrigerated trucks or trailers that we own or lease. This form of delivery is called a “direct store delivery” or “DSD” system. We believe that our Dairy Group has one of the most extensive refrigerated DSD systems in the United States. The Dairy Group sells its products primarily on a local or regional basis through its local and regional sales forces, although some national customer relationships are coordinated by the Dairy Group’s corporate sales department. Most of the Dairy Group’s customers, including its largest customer, purchase products from the Dairy Group either by purchase order or pursuant to contracts that are generally terminable at will by the customer.
          WhiteWave — Our WhiteWave segment develops, manufactures, markets and sells a variety of nationally branded soy, dairy and dairy-related products, such as Silk® soymilk and cultured soy products; Horizon Organic® dairy and other products; International Delight® coffee creamers; LAND O’LAKES® creamers and fluid dairy products and Rachel’s Organic® dairy products. WhiteWave also sells The Organic Cow® organic dairy products. We license the LAND O’LAKES name from third parties.
          Our principal executive offices are located at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201. Our telephone number is (214) 303-3400. We were incorporated in Delaware in 1994. We maintain a website at www.deanfoods.com. The information on our website is a not a part of this prospectus.

THE OFFERING

Common stock offered	18,700,327 shares

Common stock to be outstanding after this offering	151,353,473 shares[1]

Use of proceeds	We will receive net proceeds from this offering of approximately $399.8 million (after deducting estimated offering expenses). We intend to use the proceeds from the sale to reduce debt under our senior credit facility and for general corporate purposes, including potential future investments or strategic acquisitions. Please read “Use of Proceeds” in this prospectus supplement.

New York Stock Exchange Symbol	DF

[1]	The common stock to be outstanding after this offering is based on shares outstanding as of February 22, 2008. This number does not include as of that date:
•	24,339,591 shares issuable upon the exercise of stock options outstanding, at a weighted average exercise price of $19.19 per share;

•	1,748,567 outstanding restricted stock units; and

•	5,675,612 shares reserved for future issuance under our equity incentive plans.

RISK FACTORS
          You should consider carefully the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2007 before making an investment decision. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem not material also may impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. You should consider carefully these risk factors together with all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in this document before investing in our common stock.

USE OF PROCEEDS
          We estimate that we will receive net proceeds from this offering of approximately $399.8 million (after deducting estimated offering expenses). We intend to use the net proceeds from the offering to reduce debt under our senior credit facility and for general corporate purposes, including potential future investments or strategic acquisitions.
          The amount of borrowings outstanding under our senior secured revolving credit facility, as of February 28, 2008, was approximately $552 million. We have used and expect to use these funds for working capital needs and general corporate purposes, including strategic acquisitions. The indebtedness under our revolving senior secured credit facility bears interest, at our election, at the Alternative Base Rate (as defined in our credit agreement) plus a margin that varies from 0 to 75 basis points or LIBOR (as defined in our credit agreement) plus a margin that varies from 62.5 to 175 basis points depending on our Leverage Ratio (as defined in our credit agreement). As of February 28, 2008, the weighted average interest rate under our senior secured revolving credit facility was 4.965%. Our senior secured revolving credit facility has a maturity date of April 2, 2012.

PRICE RANGE OF COMMON STOCK
          Our common stock trades on the New York Stock Exchange under the symbol “DF.” The following table sets forth, for the periods indicated, the high and low closing prices of our common stock as quoted on the New York Stock Exchange.

	High	Low
Fiscal Year ended December 31, 2006:
First Quarter	39.69	37.02
Second Quarter	39.79	34.70
Third Quarter	42.81	35.97
Fourth Quarter	43.51	39.36
Fiscal Year ended December 31, 2007:
First Quarter	48.31	41.26
Second Quarter (1)	47.33	31.00
Third Quarter	31.85	24.30
Fourth Quarter	27.77	24.51
Fiscal Year ending December 31, 2008:
First Quarter (through February 28, 2008)	28.90	22.99

(1)	On April 2, 2007, we paid a special cash dividend of $15.00 per share.
          The last reported sale price of our common stock on the New York Stock Exchange on February 28, 2008 was $22.99 per share. On February 22, 2008, there were approximately 4,664 record holders of our common stock.
DIVIDEND POLICY
          On April 2, 2007, we declared a special cash dividend of $15.00 per share, which decreased our stock price. Historically we have not paid a cash dividend on our common stock and have no current plans to pay a cash dividend in the future. No adjustment has been made to the historical stock prices related to the impact of the cash dividend. The terms of our senior credit facility restrict our ability to declare or pay dividends on our common stock.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
          The following is a general discussion of the material U.S. federal income and estate tax considerations applicable to non-U.S. holders with respect to their purchase, ownership and disposition of shares of our common stock. This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. In general, a non-U.S. holder means a beneficial owner of our common stock who is not for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.
          This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change to the foregoing authorities could alter the U.S. federal income and estate tax consequences to non-U.S. holders described in this prospectus. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset (generally property held for investment).
          This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any U.S. federal gift or alternative minimum tax consequences or state, local or non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:
•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	partnerships or other pass-through entities;

•	regulated investment companies or real estate investment trusts;

•	pension plans;

•	non-U.S. corporations that are classified as “passive foreign investment companies” or “controlled foreign corporations” for U.S. federal income tax purposes;

•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; or

•	certain former citizens or residents of the United States.

          If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding shares of our common stock should consult his, her or its tax advisors regarding the tax considerations of acquiring, holding and disposing of shares of our common stock.
          There can be no assurance that the Internal Revenue Service, referred to as the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, an opinion of counsel with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the purchase, ownership, or disposition of our common stock. We urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.
Distributions on Our Common Stock
          Except for the stock dividend we declared related to the spin-off of TreeHouse Foods, Inc. and the $15.00 per share special cash dividend we paid on April 2, 2007, we have not declared or paid distributions on our common stock and do not intend to pay any distributions on our common stock in the foreseeable future. In the event we do pay distributions on our common stock, however, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such non-U.S. holder’s tax basis in the common stock and thereafter as capital gain, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock.”
          Dividends paid to a non-U.S. holder in respect of our common stock generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. In order to claim the benefits of an applicable tax treaty, a non-U.S. holder will be required to satisfy applicable certification (for example, IRS Form W-8BEN or other applicable form) and other requirements prior to the distribution date. Non-U.S. holders eligible for a reduced rate of U.S. federal withholding tax under an applicable tax treaty may obtain a refund or credit of any amounts withheld in excess of that rate by filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable tax treaty and the requirements for claiming any such benefits.
          Dividends paid to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) generally are exempt from the 30% U.S. federal withholding tax. Instead, the non-U.S. holder generally will be subject to U.S. federal income tax in respect of the dividend on a net income basis and at the graduated U.S. federal income tax rates applicable to U.S. persons. Non-U.S. Holders will be required to comply with certification (for example, IRS Form W-8ECI or applicable successor form) and other requirements prior to the distribution date in order for effectively connected income to be exempt from the 30% U.S. federal withholding tax. A corporate non-U.S. holder also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any effectively connected dividends, subject to certain adjustments.
Gain On Sale, Exchange or Other Taxable Disposition of Our Common Stock
          In general, a non-U.S. holder will not be subject to any U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our common stock unless:
•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and if required by an applicable tax treaty, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States), in which case the non-U.S. holder generally will be taxed on the net gain at the graduated U.S. federal income tax rates applicable to U.S. persons and, if the non-U.S. holder is a corporation, the additional branch profits tax described above in “Distributions on Our Common Stock” may apply;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•	we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period if shorter) a “U.S. real property holding corporation” unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly. If we are determined to be a U.S. real property holding corporation and the foregoing exception does not apply, then a purchaser may withhold 10% of the proceeds payable to a non-U.S. holder from a sale of our common stock and the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will remain regularly traded on an established securities market for purposes of the rules described above.
U.S. Federal Estate Tax
             Shares of our common stock owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, will be considered U.S. situs assets and will be included in such individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable tax treaty provides otherwise.
Backup Withholding and Information Reporting
             We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. In general, a non U.S. holder will not be subject to backup withholding at the applicable rate, currently 28%, with respect to dividends on our common stock if the holder provides to us or our paying agent an appropriate certification of non-U.S. status (i.e., IRS Form W-8BEN or other applicable IRS Form W-8) and neither we nor our paying agent has actual knowledge (or reason to know) the holder is a U.S. person.
             Information reporting and, depending on the circumstances, backup withholding will apply to the payment of the proceeds from a disposition of our common stock that is effected within the United States or effected outside the United States through certain U.S.-related financial intermediaries, unless the non-U.S. holder appropriately certifies its non-U.S. status, and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person, or the non-U.S. holder otherwise establishes an exemption.
             Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS. Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if applicable.

UNDERWRITING
     Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, Lehman Brothers Inc., as the underwriter in this offering, has agreed to purchase from us, 18,700,327 shares of common stock.
     The underwriting agreement provides that the underwriter’s obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:
•	the obligation to purchase all of the shares of common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us to the underwriter are true;

•	there is no material change in our business or financial condition or in the financial markets; and

•	we deliver customary closing documents to the underwriter.
Commissions and Expenses
     The underwriter has agreed to purchase the shares from us at a price per share of $21.39, subject to the terms and conditions set forth in the underwriting agreement. The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to prevailing market prices, or (iv) at negotiated prices. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.
     The expenses of the offering that are payable by us are estimated to be $185,000 (excluding underwriting discounts and commissions).
Lock-Up Agreements
     We and certain of our executive officers have agreed that, subject to certain exceptions, without the prior written consent of Lehman Brothers Inc., we and these individuals will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 60 days after the date of this prospectus supplement.

     The restrictions described above do not apply to:
•	the sale of shares to the underwriter pursuant to the underwriting agreement;

•	the issuance by us of shares or options pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of the underwriting agreement or pursuant to currently outstanding options, warrants or rights not issued under one of those plans;

•	the transfer of shares as a bona fide gift or gifts or to a trust for the direct or indirect benefit of the transferor or the immediate family of the transferor, provided that the transferee of such shares agrees to be locked-up to the same extent as the transferor;

•	the sale of shares in accordance with a trading plan established pursuant to Rule 10b5-1 under the Exchange Act in existence as of the date of this prospectus supplement;

•	the exercise of options or warrants to purchase shares of common stock, provided that the underlying shares continue to be subject to the restrictions on transfer set forth in the lock-up agreements; or

•	the sale of shares of common stock in connection with the sale or forfeiture of shares of common stock to fund tax withholding obligations of the seller in accordance with the terms of restricted stock or restricted stock unit awards by us.
     Lehman Brothers Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the common stock and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock or other securities for which the release is being requested and market conditions at the time.
Indemnification
     We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Exchange Act of 1934, as amended, and to contribute to payments that the underwriter may be required to make for these liabilities.
Stabilization and Short Positions
     The underwriter may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:
•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions.
     These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.
     Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution
     A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the online services, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.
     Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.
New York Stock Exchange
     Our common stock is traded on the New York Stock Exchange under the symbol “DF”.
Stamp Taxes
     If you purchase shares of common stock offered in the prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.
Relationships
     From time to time, Lehman Brothers Inc. and its affiliates have, directly or indirectly, provided investment and commercial banking or financial advisory services to us, for which they have received customary fees and commissions, and expect to provide these services to us and others in the future, for which they expect to receive customary fees and commissions.

LEGAL MATTERS
          Certain legal matters in connection with the offering of the shares will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Washington, D.C. Certain legal matters in connection with the offering of the shares will be passed upon for the underwriter by Sidley Austin LLP, Chicago, Illinois.

Prospectus

DEAN FOODS COMPANY

Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts

Dean Foods Company may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we may determine at the time of the offering. We will provide the specific terms of the securities in one or more supplements to this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. In addition, selling securityholders may sell these securities, from time to time, on terms described in the applicable prospectus supplement. You should read this prospectus and any applicable prospectus supplement carefully before you invest in the securities.

Our common stock is listed on the New York Stock Exchange under the symbol “DF.”

We or the selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

You should consider carefully the risk factors included in our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, before you invest in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may offer and sell, at any time and from time to time, in one or more offerings, any combination of the securities described by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell or issue securities, we will provide you with a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any applicable pricing supplement will describe the specific amounts, prices and other material terms of the securities being offered. The prospectus supplement and any applicable pricing supplement may also add, update or change the information in this prospectus. The prospectus supplement and any applicable pricing supplement may also contain information about any material U.S. federal income tax considerations relating to the securities described in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the information contained in the documents referred to under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus filed by us with the SEC and terms of securities conveyed by us or our underwriters or agents. We have not authorized anyone else to provide you with additional or different information.

These securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates.

Unless otherwise mentioned or unless the context requires otherwise, when used in this prospectus, the terms “Dean Foods,” “we,” “us” and “our” refer to Dean Foods Company and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange, and you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or a prospectus supplement or by information that we file subsequently that is incorporated by reference into this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Current Report on Form 8-K filed with the SEC on January 24, 2008;

•	the description of our common stock contained in Form 8-A filed on February 19, 1997, and any amendment or report filed under the Exchange Act for the purpose of updating such description;

•	the description of our common stock purchase rights (“Rights”) contained in Form 8-A filed on March 10, 1998, as amended by Form 8-A/A filed on May 27, 2004, and any amendment or report filed under the Exchange Act for the purpose of updating such description; and

•	all documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering, other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC’s Public Reference Room or through its web site. In addition, we post the periodic reports that we file with the SEC on our website at http://www.deanfoods.com. You may also obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Dean Foods Company
2515 McKinney Avenue, Suite 1200
Dallas, Texas 75201
(214) 303-3400
Attention: Investor Relations

FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus, any prospectus supplement or other documents filed with the SEC may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements regarding: projections of revenue, margins, expenses, earnings from operations, cash flows, synergies or other financial items; plans, strategies and objectives of management for future operations, including statements relating to the Company’s potential acquisitions; developments, performance or industry or market rankings relating to products or services; future economic conditions or performance; the outcome of outstanding claims or legal proceedings; assumptions underlying any of the foregoing; and any other statements that address activities, events or developments that Dean Foods intends, expects, projects, believes or anticipates will or may occur in the future. Forward-looking statements may be characterized by terminology such as “believe,” “anticipate,” “should,” “would,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions. These statements are based on assumptions and assessments made by Dean Foods’ management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, which are incorporated into this prospectus by reference, as well as the following risks and uncertainties:

•	We have substantial debt and other financial obligations and we may incur even more debt.

•	Changes in our credit ratings may have a negative impact on our financing cost or the availability of capital.

•	Availability and changes in raw material and other input costs can adversely affect us.

•	We may not realize anticipated benefits from our multi-year initiatives.

•	We must identify changing consumer preferences and develop and offer innovative products to meet their preferences.

•	Our business is subject to various environmental laws, which may increase our compliance costs.

•	The consolidation of retail customers may put pressures on our operating margins and profitability.

•	The loss of one of our largest customers could negatively impact our sales and profits.

•	Our products could attract increased competitive activity, which could impede our growth rate and cost us sales.

•	We may experience liabilities or negative effects on our reputation as a result of product recalls, product injuries or other legal claims.

•	The loss of rights to any of our licensed brands could adversely affect our sales and profits.

•	Changes in laws, regulations and accounting standards could have an adverse effect on our financial results.

•	Pension costs could increase at a higher than anticipated rate.

•	Disruption of our supply chain could adversely affect our business.

Any such forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ materially from those envisaged by such forward-looking statements. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statement, except as required by law.

DEAN FOODS COMPANY

We are one of the leading food and beverage companies in the United States. Our Dairy Group segment is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brand names and a wide-array of private labels. Our WhiteWave segment markets and sells a variety of nationally branded dairy and dairy-related products.

Dairy Group — Our Dairy Group segment is our largest segment, with approximately 88% of our consolidated net sales in 2007. Our Dairy Group manufactures, markets and distributes a wide variety of branded and private label dairy case products, including milk, creamers, ice cream, cultured dairy products and juices to retailers, distributors, foodservice outlets, educational institutions and governmental entities across the United States. Due to the perishable nature of the Dairy Group’s products, our Dairy Group delivers the majority of its products directly to its customers’ stores in refrigerated trucks or trailers that we own or lease. This form of delivery is called a “direct store delivery” or “DSD” system. We believe that our Dairy Group has one of the most extensive refrigerated DSD systems in the United States. The Dairy Group sells its products primarily on a local or regional basis through its local and regional sales forces, although some national customer relationships are coordinated by the Dairy Group’s corporate sales department. Most of the Dairy Group’s customers, including its largest customer, purchase products from the Dairy Group either by purchase order or pursuant to contracts that are generally terminable at will by the customer.

WhiteWave — Our WhiteWave segment develops, manufactures, markets and sells a variety of nationally branded soy, dairy and dairy-related products, such as Silk® soymilk and cultured soy products; Horizon Organic® dairy and other products; International Delight® coffee creamers; LAND O’LAKES® creamers and fluid dairy products and Rachel’s Organic® dairy products. WhiteWave also sells The Organic Cow® organic dairy products. We license the LAND O’LAKES name from third parties.

Our principal executive offices are located at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201. Our telephone number is (214) 303-3400. We were incorporated in Delaware in 1994. We maintain a website at www.deanfoods.com. The information on our website is a not a part of this prospectus.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect that all of the net proceeds from the sale of the securities will be used to reduce debt under our senior credit facility and for general corporate purposes, including potential future investments or strategic acquisitions. Pending such uses, we may invest the net proceeds in short-term marketable securities. We will not receive any of the proceeds from the sale of securities covered by this prospectus that are sold by selling securityholders.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is based on the provisions of the Delaware General Corporation Law and our restated certificate of incorporation (“certificate of incorporation”) and amended and restated bylaws (“bylaws”). This description does not purport to be complete and is qualified in its entirety by reference to the terms of the certificate of incorporation and bylaws, which are incorporated by reference into the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. As of February 22, 2008, we had 132,653,146 shares of our common stock outstanding and no shares of preferred stock outstanding.

Description of Common Stock

Holders of our common stock are entitled to one vote per share held of record on any matter submitted to the holders of our common stock for a vote. Our certificate of incorporation does not provide for cumulative voting in the election of directors. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share equally and ratably, based on the number of shares held, in the assets, if any, remaining after payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock. The shares of our common stock are neither redeemable nor convertible, and the holders of our common stock have no preemptive rights to subscribe for or purchase any additional shares of capital stock issued by us.

Subject to the rights of the holders of any outstanding shares of preferred stock and any restrictions that may be imposed under our senior secured credit facility, holders of our common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of legally available funds. Our senior secured credit facility currently contains a covenant limiting, subject to certain exceptions, the payment of dividends and distributions (whether in cash, securities or other property) on our common stock, as well as other restricted payments, based upon a leverage ratio (consolidated funded indebtedness to average consolidated EBITDA).

Description of Preferred Stock

Our board of directors has the authority, without further action of our stockholders, to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designations of the series. The issuance of preferred stock could adversely affect the holders of common stock. The potential issuance of preferred stock may have the effect of discouraging, delaying or preventing a change of control of Dean Foods, may discourage bids for the common stock at a premium over market price of the common stock and may adversely affect the market price of the common stock.

Rights Plan

Under our stockholder rights plan, a Common Stock Purchase Right (a “Right”) attaches to each outstanding share of common stock. The Rights trade with the common stock until the Rights become exercisable. They are exercisable upon the earlier to occur of (1) ten business days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock or (2) ten business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock (the earlier of such dates being the “Distribution Date”).

Each Right entitles the stockholder to buy, for a $145 exercise price, one share of common stock. In the event that any person or entity becomes the beneficial owner of 15% or more of the common stock, all Rights holders except the acquirer may purchase shares of common stock worth twice the exercise price. In the event that Dean Foods is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, all Rights holders may purchase the acquirer’s shares at a similar discount. We may redeem the Rights for $0.01 per Right at any time prior to a Distribution Date. The Rights will expire on March 18, 2008, unless our board of directors extends the term of, or earlier redeems, the Rights.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law (“DGCL”), which prohibits a defined set of transactions between a Delaware corporation, such as us, and an interested stockholder. An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. The provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term business combination is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

This prohibition is effective unless:

•	the business combination is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•	the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, the prohibitions do not apply to business combinations with persons who were stockholders before we became subject to Section 203.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage any entity interested in acquiring Dean Foods to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in such entity becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions involving Dean Foods that our stockholders may otherwise deem to be in their best interests.

Certain Provisions Relating to Changes in Control

Our certificate of incorporation and bylaws contain several provisions that could have the effect of delaying, deterring or preventing the acquisition of control of Dean Foods by means of tender offer, open market purchases, a proxy contest or otherwise. Set forth below is a description of those provisions.

Classified Board of Directors

The certificate of incorporation divides the board of directors into three classes, with one class elected annually to the board of directors for a three-year term. Each class is as nearly equal in number as possible, and the stockholders elect approximately one-third of the directors each year to a three-year term. At each annual meeting of stockholders, directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term. The classified board provision could increase the likelihood that, in the event of a takeover of Dean Foods, incumbent directors will retain their positions. In addition, the classified board provision will help ensure that our board of directors, if confronted with an unsolicited proposal from a third party that has acquired a block of the voting stock of Dean Foods, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

Number of Directors; Removal; Filling Vacancies

The bylaws provide that the exact number of directors shall be fixed from time to time by our board of directors. With a classified board, directors may only be removed “for cause” and only by the affirmative vote of a majority of the stockholders entitled to vote. As defined in our bylaws, “for cause” means: (1) commission of an act of fraud or embezzlement against Dean Foods; (2) conviction of a felony or a crime involving moral turpitude; (3) gross negligence or willful misconduct in performing the director’s duties to Dean Foods or its stockholders; or (4) breach of fiduciary duty owed to Dean Foods.

The bylaws also provide that vacant directorships may be filled by the board of directors.

No Cumulative Voting

The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless its certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Special Meeting of Stockholders

Our bylaws provide that special meetings of stockholders may be called only by the Chief Executive Officer, and shall be called by the Chief Executive Officer or the Secretary at the written request of a majority of the board of directors. Special meetings may not be called by the stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by the Secretary of Dean Foods no later than March 1 of any calendar year (or if less than 35 days’ notice of a meeting of stockholders is given, stockholder nominations must be delivered to the Secretary of Dean Foods no later than the close of business on the seventh day following the day notice was mailed). Stockholder proposals and nominations for the election of directors at a special meeting must be in writing and received by the Secretary of Dean Foods no later than the close of business on the tenth day following the day on which notice of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The notice of stockholder nominations must set forth certain information with respect to each nominee who is not an incumbent director.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides, as authorized by Section 102(b)(7) of the DGCL, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Board Authority to Amend Bylaws

Under the bylaws, our board of directors has the authority to adopt, amend or repeal the bylaws without the approval of our stockholders. However, the holders of common stock will also have the right to initiate on their own, with the affirmative vote of 66 2/3 percent of the shares outstanding and without the approval of our board of directors, proposals to adopt, amend or repeal the bylaws.

Certain Effect of Authorized but Unissued Stock

Unissued and unreserved shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and for facilitating corporate acquisitions. One of the effects of unissued and unreserved shares of capital stock may be to enable the board of directors to render more difficult or discourage an attempt to obtain control of Dean Foods by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of our management. If, in the due exercise of its fiduciary obligations, for example, the board of directors determines that a takeover proposal was not in our best interests, such shares could be issued by our board of directors without stockholder approval in one or more private transactions or other transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Transfer Agent and Registrar

The Bank of New York is the transfer agent and registrar for our common stock.

Stock Exchange Listing

Our common stock is listed for trading on the New York Stock Exchange under the symbol “DF”.

DESCRIPTION OF DEPOSITARY SHARES

The following is a general description of the terms of the deposit agreement, depositary shares and depositary receipts relating to any series of our preferred stock. This description is subject to the detailed provisions of a deposit agreement to be entered into between us and a depositary we select at the time of issue and the description in the prospectus supplement relating to the applicable series of preferred stock represented by such depositary shares and the related depositary receipts. You should refer to the forms of deposit agreement and depositary receipts that we will file with the SEC in connection with the offering of the specific depositary shares for more complete information.

General

We may cause the depositary to elect to offer fractional shares of preferred stock rather than full shares of preferred stock. In that event, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Withdrawal of Underlying Preferred Stock

Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying preferred stock. Whenever we redeem shares of underlying preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or by other equitable method, as may be determined by the depositary.

Voting

Upon receipt of notice of any meeting at which the holders of the underlying preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares representing underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying preferred stock represented by that holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

Conversion or Exchange of Preferred Stock

If the deposited preferred stock is convertible into or exchangeable for other securities, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended or supplemented by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days’ notice whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if (a) all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock are convertible or exchangeable or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the underlying preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties in accordance with the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental and other charges, including a fee for any permitted withdrawal of shares of underlying preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports

The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.

Limitation on Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will act on our claims, requests or instructions.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. This description is subject to the detailed provisions of a warrant agreement to be entered into between us and a warrant agent we select at the time of issue and the description in the prospectus supplement relating to the applicable series of warrants. You should refer to the forms of warrant agreement and warrants that we file with the SEC in connection with the offering of the specific warrants for more complete information.

General

We may issue warrants to purchase preferred stock, depositary shares, common stock or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We may issue each series of warrants under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations;

•	the identity of the warrant agent; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

The following is a general description of the terms of the stock purchase contracts we may issue from time to time.

The applicable prospectus supplement will describe the terms of any stock purchase contracts and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the stock purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts and (3) if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of common stock, preferred stock or depositary shares at a future date or dates. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

The stock purchase contracts may require us to make periodic payments to the holders thereof or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. Any one or more of the above securities or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral U.S. Treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares deliverable by such holders under stock purchase contracts requiring the holders to sell common stock, preferred stock or depositary shares to us.

PLAN OF DISTRIBUTION

Any of the securities being offered by this prospectus and any accompanying prospectus supplement may be sold in any one or more of the following ways from time to time.

•	directly to purchasers;

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly to our stockholders; or

•	through a combination of any such methods of sale.

We may also issue the securities as a dividend or distribution to our stockholders.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We may solicit offers to purchase directly. Offers to purchase securities also may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), of the securities so offered and sold.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is being delivered to the public. If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such securities will be obligated to purchase all such securities if any are purchased.

We may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

If a dealer is used in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and their terms of the transaction will be set forth in the prospectus supplement relating thereto.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. We may also offer securities through agents in connection with a distribution to our stockholders of rights to purchase such securities. The terms of any such sales will be described in the prospectus supplement relating thereto.

We may offer our equity securities into an existing trading market on the terms described in the applicable prospectus supplement. Underwriters and dealers who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

Pursuant to any standby underwriting agreement entered into in connection with a subscription rights offering to our stockholders, persons acting as standby underwriters may receive a commitment fee for all securities underlying the subscription rights that the underwriter commits to purchase on a standby basis. Additionally, prior to the expiration date with respect to any subscription rights, any standby underwriters in a subscription rights offering to our stockholders may offer such securities on a when-issued basis, including securities to be acquired through the purchase and exercise of subscription rights, at prices set from time to time by the standby underwriters. After the expiration date with respect to such subscription rights, the underwriters may offer securities of the type underlying the subscription rights, whether acquired pursuant to a standby underwriting agreement, the exercise of the subscription rights or the purchase of such securities in the market, to the public at a price or prices to be determined by the underwriters. The standby underwriters may thus realize profits or losses independent of the underwriting discounts or commissions paid by us. If we do not enter into a standby underwriting arrangement in connection with a subscription rights offering to our stockholders, we may elect to retain a dealer-manager to manage such a subscription rights offering for us. Any such dealer-manager may offer securities of the type underlying the subscription rights acquired or to be acquired pursuant to the purchase and exercise of subscription rights and may thus realize profits or losses independent of any dealer-manager fee paid by us.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we may authorize agents, dealers or underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable prospectus supplement. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under Regulation M. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the securities in connection with an offering of securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

Unless otherwise specified in the applicable prospectus supplement, each series of securities, other than our common stock that is listed on the New York Stock Exchange, will be a new issue and will have no established trading market. We may elect to list any series of securities on an exchange but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given as to the liquidity of, or activity in, the trading market for any of the securities.

Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us, our subsidiaries and/or the selling securityholders in the ordinary course of business.

The anticipated date of delivery of securities will be set forth in the applicable prospectus supplement relating to each offer.

Sales by Selling Securityholders

Selling securityholders may use this prospectus in connection with resales of the securities. The applicable prospectus supplement will identify the selling securityholders and the terms of the securities. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from the sale of the securities. We will not receive any proceeds from sales by selling securityholders.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, legal matters relating to the securities will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Washington, D.C.

EXPERTS

The financial statements and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Dean Foods Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

18,700,327 Shares
Dean Foods Company
Common Stock

PROSPECTUS SUPPLEMENT
February 29, 2008

Lehman Brothers